Exhibit 5.1

September 20, 2022	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

Board of Directors

Prologis, Inc.

Pier 1, Bay 1

San Francisco, California 94111

Re:   Registration Statement on

          Form S-3 (File No. 333-267431)

Ladies and Gentlemen:

We have acted as special counsel to Prologis, Inc., a Maryland corporation (the “Parent”), and its operating partnership, Prologis, L.P., a Delaware limited partnership (the “Issuer”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of $650,000,000 aggregate principal amount of the Issuer’s 4.625% Notes due 2033 (the “Notes”), as described in the prospectus relating to the Notes (the “Prospectus”), as supplemented by the prospectus supplement, dated as of September 15, 2022 (the “Prospectus Supplement”), contained in the Issuer’s and the Parent’s Registration Statement on Form S-3 (File No. 333-267431) (the “Registration Statement”). The Notes will be issued under the Indenture, dated as of June 8, 2011 (the “Base Indenture”), among the Issuer and the Parent and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the fifth supplemental indenture, dated as of August 15, 2013 (the Base Indenture as supplemented by the fifth supplemental indenture, the “Indenture”).

We have also participated in the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of the Registration Statement, relating to the debt securities of which the Notes are a part. In rendering our opinions set forth below, we have examined originals or copies identified to our satisfaction of (i) the Registration Statement, including the Prospectus; (ii) the Prospectus Supplement; (iii) the Parent’s Articles of Incorporation, as amended and supplemented; (iv) the Parent’s Ninth Amended and Restated Bylaws; (v) the certificate of limited partnership of the Issuer; (vi) the Thirteenth Amended and Restated Agreement of Limited Partnership, as amended, of the Issuer; (vii) resolutions of the Parent’s Board of Directors and committees thereof; (viii) the Indenture and (ix) the form of the Notes. In addition, we have examined and relied upon other documents, certificates, corporate records, opinions and instruments, obtained from the Issuer and the Parent or other sources believed by us to be reliable, as we have deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown llp

Board of Directors
Prologis, Inc.

September 20, 2022

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that the Notes have been duly authorized and, when executed by the Issuer and authenticated by the Trustee in the manner provided for in the Indenture and delivered against payment therefore, will constitute valid and binding obligations of the Issuer, enforceable in accordance with their terms, except as (a) the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and will be entitled to the benefits of the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related Prospectus and Prospectus Supplement under the caption “Legal Matters” with respect to the matters stated therein. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

The opinions contained herein are limited to Federal laws of the United States and the laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act and the Maryland General Corporation Law. We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Parent, the Issuer or any other person, or any other document or agreement involved with issues addressed herein. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP